U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

SYNTHETIC BLOOD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

New Jersey	22-3067701
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 427-6363
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 20, 2007, Synthetic Blood International, Inc., received an advance of $1,000,000 from an unrelated third party to fund operations and other working capital needs. The advance does not have a stated interest or maturity date and was made to provide interim or bridge financing until Synthetic Blood finalizes the terms of a proposed placement of convertible notes, at which point Synthetic Blood expects that the advance will be either repaid or exchanged for the offered convertible notes.

The convertible notes will be offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D and/or Regulation S adopted under the Securities Act of 1933 for sales of securities without registration in offshore transactions. This report does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Item 3.02	Unregistered Sales of Equity Securities

See the discussion of options issued to, or held by, Robert J. Larsen, Chris J. Stern, and Richard Kiral discussed under Item 5.02, below, which is incorporated in this item. These option transactions were effected in reliance on the exemptions from registration set forth in Sections 3(a)(9) and/or 4(2) of the Securities Act of 1933.

The board approved the extension of the expiration date of an option held by a former officer to purchase 300,000 common shares at an exercise price of $0.13 per share from February 2008 to November 19, 2010, and the extension of the expiration date of an option held by an employee to purchase 50,000 common shares at an exercise price of $0.13 per share from October 2009 to November 19, 2010. These options transaction were effected in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 20, 2007, Robert W. Nicora resigned from all of his officer positions with Synthetic Blood and from his directorship. Robert J. Larsen was elected by the board as a director of Synthetic Blood and interim President and Chief Executive Officer. For the past five years Mr. Larsen has been the sole owner and President of Peso, Inc., located in Seattle, Washington, which is a private company engaged in the business of providing finance and planning consulting services to businesses. Synthetic Blood will pay to Mr. Larsen for his services a salary of $120,000 per year and a car allowance of $550 per month, and issue to him for each month of service options to purchase 30,000 shares of Synthetic Blood common stock exercisable for a term of three years following issuance with an exercise price equal to the market price on the date of each monthly issuance. In addition, Synthetic Blood will pay for Mr. Larsen’s housing cost in California during his term of service as an officer. Further, an option that Mr. Larsen holds to purchase 300,000 shares of our common stock at an exercise price of $0.13 per that was scheduled to expire in February 2008 was extended to November 19, 2010.

Effective November 20, 2007, Chris J. Stern was elected by the board as a director of Synthetic Blood and to the position of Chairman of the Board. No determination has been made with respect to the appointment of Mr. Stern to any board committees. Synthetic Blood agreed to pay to Mr. Stern’s consulting firm a monthly fee of $15,000 for consulting services Mr. Stern provides to Synthetic Blood. Furthermore, Synthetic Blood agreed to issue to Mr. Stern as of the date of his election options to purchase 1,000,000 common shares at an exercise price of $0.245 per share that expire three years from the date of grant. If in the next two years Synthetic Blood enters into a license agreement or is sold, it will issue to Mr. Stern at the closing of the transaction options to purchase an additional 4,000,000 common shares at an exercise price of $0.245 per share that expire three years from the date of grant.

The board approved the extension of the expiration date of an option Richard Kiral, an officer and director, holds to purchase 100,000 common shares at an exercise price of $0.13 per share from October 2009 to November 19, 2010.

Item 9.01	Financial Statements and Exhibits

Furnished with this report as Exhibit 99.1 is a copy of the press release issued by Synthetic Blood dated November 20, 2007, entitled “Synthetic Blood Announces Major Restructuring.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: November 27, 2007	By:	/s/ Robert J. Larsen
Robert J. Larsen, President